As filed with the Securities and Exchange Commission on February 13, 1995.

- -----------------------------------------------------------------

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                              __________

                               FORM S-8

                        REGISTRATION STATEMENT

                                 UNDER

                      THE SECURITIES ACT OF 1933
                              __________


                         INTERMET CORPORATION
          --------------------------------------------------
          (Exact Name of Issuer as Specified in its Charter)


          Georgia                            58-1563873
_______________________________         _____________________
(State or Other Jurisdiction of              (I.R.S. Employer
Incorporation or Organization)          Identification Number)


       Suite 1600, 2859 Paces Ferry Road, Atlanta, Georgia 30339
       ---------------------------------------------------------
         (Address of principal executive offices)   (Zip Code)

                            John Doddridge
                 Chairman and Chief Executive Officer
                         INTERMET CORPORATION
                              Suite 1600
                         2859 Paces Ferry Road
                        Atlanta, Georgia  30339
                            (404) 431-6000
- -------------------------------------------------------------
(Name, Address and Telephone Number, including Area Code, of
   Agent for Service)

- -----------------------------------------------------------------------------------------------------------
                                                                Proposed
Title of Securities               Amount to                 Maximum Aggregate                   Amount of
To Be Registered                  Be Registered              Offering Price                   Registration Fee
- -------------------               -------------             ------------------                ---------------

Common Stock, $0.10               50,000 shares                 $343,750 <F1>                      $118.53
par value
- -----------------------------------------------------------------------------------------------------------

<F1>  Determined in accordance with Rule 457(c) under the Securities Act of 1933, based on $6.875, the average of the high and low sale prices quoted on The Nasdaq Stock Market on February 8, 1995.

/TABLE

                              PROSPECTUS

===============================================================

                         INTERMET CORPORATION


                              __________

                     50,000 SHARES OF COMMON STOCK

                               _________



     This Prospectus relates to the offer from time to time of 50,000 shares (the "Shares") of Common Stock, $0.10 par value per share (the "Common Stock"), of INTERMET CORPORATION (the "Company") by a shareholder of the Company (the "Selling Shareholder"). The company will not receive any of the proceeds of the sale of the Shares offered hereby. For information respecting the Selling Shareholder and the plan of distribution of the Shares, see "Selling Shareholder" and "Plan of Distribution" herein.

                                ______

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
          THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
              OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                  THE CONTRARY IS A CRIMINAL OFFENSE.

                              __________



===============================================================

           The date of this Prospectus is February 13, 1995.

                         AVAILABLE INFORMATION
                        ----------------------

     The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such periodic reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission's regional offices in New York (75 Park Place, New York, New York) and Chicago (500 W. Madison, Suite 1400, Chicago, Illinois) and copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street, Washington, D.C. 20549.

     The Company hereby undertakes to provide without charge to each person, including a beneficial owner, to whom a Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that are incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates) and any documents required to be delivered pursuant to Rule 428 promulgated under the Securities Act of 1933. Written or oral requests for such copies should be directed to: James W. Rydel, Intermet Corporation, 2859 Paces Ferry Road, Suite 1600, Atlanta, Georgia 30339, telephone number (404) 431-6000.

                           TABLE OF CONTENTS
                          ------------------

                                                           Page
                                                           ----
     Available Information ..................................1
     Table of Contents.......................................1
     Incorporation of Certain Documents by Reference.........2
     The Company.............................................2
     Selling Shareholder.....................................3
     Plan of Distribution....................................4
     Securities to be Offered................................4
     Experts.................................................4
     Legal Matters...........................................4

















     No person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities covered by this Prospectus in any State to any person to whom it is unlawful to make such offer or solicitation in such State. Neither the delivery of the Prospectus nor any sale hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
            -----------------------------------------------

     The following documents filed by the Company with the Commission are incorporated in and made a part of this Prospectus by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1993 filed pursuant to Section 13 of the Exchange Act;

          (b) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Company's 1993 Annual Report on Form 10-K;

          (c) The description of Common Stock contained in the Company's Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such descriptions; and

          (d) All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered by this Prospectus have been sold or which deregisters all such securities that remain unsold.

                              THE COMPANY
                             ------------

     Intermet Corporation is organized under the laws of the State of Georgia. The principal executive offices of the Company are located at 2859 Paces Ferry Road, Suite 1600, Atlanta, Georgia 30339, and the Company's telephone number is (404) 431-6000.














                          SELLING SHAREHOLDER
                          -------------------


     The Shares covered by this Prospectus are being offered from time to time for the account of John Doddridge, Chairman and Chief
Executive Officer ("CEO") and a shareholder of the Company (the
Selling Shareholder").  The Shares were acquired by the Selling
Shareholder upon his employment as CEO by the Company in December
1994.

     30,000 of the Shares are subject to forfeiture unless the Selling Shareholder remains employed by the Company through certain dates, as described below, except in certain circumstances. Such restricted shares are covered by this Prospectus but will not be offered by the Selling Shareholder until the restrictions are removed.

     The name, address and position with the Company of the Selling Shareholder, the number of shares of Common Stock beneficially owned by him as of February 7, 1995, the number of shares owned by the Selling Shareholder covered by this Prospectus, and the number of remaining shares of Common Stock owned by him are as set forth in the table below. The Selling Shareholder has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him except as noted below.

                                                                                               Shares
                                                                       Shares                 Covered
                                                                    Beneficially               by this        Remaining
Selling Shareholder               Position with Company                 Owned                 Prospectus        Shares
- -------------------               ---------------------             ------------              ----------      ----------

John Doddridge                    Chairman and Chief Executive
                                  Officer                           150,000 <F1>              50,000 <F2>      100,000
___________________________

<F1>    100,000 shares of Common Stock are beneficially owned pursuant to presently exercisable options. 30,000 shares of
        Common Stock are subject to forfeiture through the dates described in Footnote (2) below. Until a share becomes nonforfeitable, it cannot be sold by the Selling Shareholder.

<F2>    Up to 30,000 shares become nonforfeitable by the Selling Shareholder if he remains continuously employed by the
        Company through certain dates, as set forth in the following schedule:


         If the Selling Shareholder                       Number of
         Remains Employed by the Company           Nonforfeitable Shares
         --------------------------------          ----------------------

         Through December 1, 1995                           10,000
         Through December 1, 1996                           20,000
         Through December 1, 1997                           30,000

              All 30,000 shares become immediately nonforfeitable by the Selling Shareholder in the event of a change in control of the Company (as defined in a certain agreement).  If the Selling Shareholder's employment is terminated under certain circumstances (as defined in the agreement), all 30,000 shares become nonforfeitable, and if terminated in other circumstances, the Selling Shareholder forfeits those shares that are not vested at the date of termination.


                         PLAN OF DISTRIBUTION
                         ---------------------

     The Selling Shareholder and his pledgees and donees may sell the Shares described above from time to time as market conditions permit in The Nasdaq Stock Market, or otherwise, at prices and on terms then prevailing or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation:

     (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or a dealer (including a market maker) as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

     (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     (d) face to face transactions between sellers and purchasers without a broker-dealer.

In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales.

                       SECURITIES TO BE OFFERED
                       ------------------------

     The Shares offered hereby are shares of Common Stock, $.10 par value per share, of the Company. The Company's Common Stock is quoted on The Nasdaq Stock Market under the symbol "INMT."

                                EXPERTS
                                -------

     The consolidated financial statements of Intermet Corporation incorporated by reference in Intermet Corporation's annual report (Form 10-K) for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                             LEGAL MATTERS
                             -------------

     The opinion of Kilpatrick & Cody, Atlanta, Georgia, addressing certain legal matters, is included as an exhibit to the Registration Statement on Form S-8 filed with the Commission with respect to the securities offered pursuant to this Prospectus. As of February 7, 1995, attorneys of Kilpatrick & Cody who worked on this matter beneficially owned 8,623 shares of the Company's Common Stock.




PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference into this Registration Statement on Form S-8, and shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents:

     (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1993;

     (b)  All other reports of the Registrant filed pursuant to
          Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K for the year ended December 31, 1993;

     (c) The description of Common Stock contained in the Company's Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such descriptions; and

     (d) All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all such securities that remain unsold.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Attorneys of Kilpatrick & Cody who worked on this matter beneficially own 8,623 shares of Registrant Common Stock as of February 7, 1995.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted under Georgia law, the Registrant's Amended and Restated Articles of Incorporation provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of duty or care or any other duty owed to the Registrant as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, or any business opportunity of the Registrant, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

     Articles VII of the Bylaws of the Registrant authorize indemnification of the Registrant's officers and directors for any liability and expense incurred by them, in connection with or resulting from any threatened, pending or completed legal action or other proceeding or investigation by reason of his being or having been an officer or director. An officer or director may only be indemnified if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to a criminal matter, he did not have reasonable cause to believe that his conduct was unlawful. No officer or director who has been adjudged liable for negligence or misconduct in the performance of his corporate duties is entitled to indemnification, unless and except to the extent that the court reaching such a determination of liability, in view of all the

relevant circumstances, shall also determine that despite such liability such person is fairly and reasonably entitled to indemnification.

     Any officer or director who has been wholly successful on the merits or otherwise in an action or proceeding in his official capacity is entitled to indemnification by the Registrant as of right. All other determinations in respect of indemnification shall be made by either: (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel selected in accordance with the Bylaws and at the request of the Board; or (iii) the holders of a majority of the Registrant's stock who at such time are entitled to vote for the election of directors.

     In the event any payments are made to an officer or director by way of indemnity, other than by court order, action of the shareholders or by an insurance carrier, the Registrant must notify its shareholders of such payment and all relevant details in a timely manner and in no event later than 15 months after the date of such payment.

     The provisions of the Registrant's Bylaws on indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

     The Registrant's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     The 50,000 shares of common stock subject to the reoffer prospectus filed with this Registration Statement were issued by the Registrant in a transaction exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of such Act.

ITEM 8.  EXHIBITS

     The exhibits included as part of this Registration Statement are as follow:


Exhibit Number           Description
- --------------           -----------

     5                   Opinion of Kilpatrick & Cody
                         as to the legality of the
                         securities being registered

    23                   Consent of Ernst & Young LLP

    25                   Power of Attorney (included on
                         signature page of Registration
                         Statement)

ITEM 9.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to its plan of its distribution not previously disclosed in the

     registration statement or any material change in such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.







                              SIGNATURES
                              ----------


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on it behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 9, 1995.

                         INTERMET CORPORATION



                         By:  /s/ John Doddridge
                            -----------------------------------
                            John Doddridge, Chairman and Chief
                               Executive Officer


                   POWER OF ATTORNEY AND SIGNATURES

     Know all men by these presents, that each person whose signature appears below constitutes and appoints John Doddridge and John D. Ernst, or either of them, as attorney-in-fact, either with power of substitution, for him in any and all capacities, to sign any amendments to this Form S-8, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below as of February 9, 1995 by the following persons on behalf of the Registrant in the capacities indicated.

Signature                                 Capacity

 /s/ John Doddridge                       Chairman of the Board of
- ----------------------------              Directors and Chief
John Doddridge                            Executive Officer
                                          (Principal Executive
                                            Officer)

 /s/ Vernon R. Alden                      Director
- ----------------------------
Vernon R. Alden

 /s/ J. Frank Broyles                     Director
- ----------------------------
J. Frank Broyles

                                          Director
- ----------------------------
John P. Crecine

 /s/ Anton Dorfmueller, Jr.               Director
- ----------------------------
Anton Dorfmueller, Jr.


 /s/ John B. Ellis                        Director
- ----------------------------
John B. Ellis

 /s/ Wilfred E. Gross, Jr                 Director
- ----------------------------
Wilfred E. Gross, Jr.

 /s/ A. Wayne Hardy                       Director
- ----------------------------
A. Wayne Hardy

 /s/ George W. Mathews, Jr.               Director
- ----------------------------
George W. Mathews, Jr.

 /s/ Harold C. McKenzie, Jr.              Director
- ----------------------------
Harold C. McKenzie, Jr.

 /s/ J. Mason Reynolds                    Director
- ----------------------------
J. Mason Reynolds

 /s / Curtis W. Tarr                      Director
- ----------------------------
Curtis W. Tarr

 /s/ John D. Ernst                        Vice President - Finance,
- -----------------------------             Chief Financial Officer
John D. Ernst                             (Principal Financial
                                           Officer)

 /s/ Peter C. Bouxsein                    Controller (Principal
- -----------------------------             Accounting Officer)
Peter C. Bouxsein

                                    EXHIBIT INDEX



Exhibit Number              Description
- --------------              -----------

     5                      Opinion of Kilpatrick & Cody
                            as to the legality of the
                            securities being registered

    23                      Consent of Ernst & Young LLP